EXHIBIT 12.2


        CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
               THREE MONTHS ENDED OCTOBER 31, 1997
                  (DOLLAR AMOUNTS IN THOUSANDS)


EARNINGS:

  Net income                       $21,537

  Interest expense                   8,553

  Other adjustments                    273
                                   -------

                                   $30,363
                                   =======


FIXED CHARGES:

  Interest expense                 $ 8,553

  Capitalized interest                  __

  Preferred stock dividends          1,463

  Other adjustments                     94
                                   -------
                                   $10,110
                                   =======


RATIO OF EARNINGS TO FIXED CHARGES     3.0